UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PolarityTE, Inc.

(Name of Registrant as Specified in Its Charter)

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PolarityTE, Inc.

123 Wright Brothers Drive

Salt Lake City, UT 84116

(800) 560-3983

SUPPLEMENT TO THE PROXY STATEMENT FOR THE

2019 ANNUAL MEETING OF SHAREHOLDERS ON DECEMBER 19, 2019

The following information supplements and amends the proxy statement (the “Proxy Statement”) of PolarityTE, Inc. (“we,” “us,” “our,” the “Company,” or “PolarityTE”) furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for the 2019 Annual Meeting of Stockholders and any adjournment or postponement thereof (the “Annual Meeting”). Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined have the meaning given to them in the Proxy Statement. This Supplement is being filed with the Securities and Exchange Commission and made available to shareholders on or about December 6, 2019.

THE PROXY STATEMENT SUPPLEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Update to Proposal No. 4 - Approval of the Company’s 2020 Stock Option and Incentive Plan

Proposal No. 4 in the Proxy Statement is for the shareholders to approve the PolarityTE, Inc. 2020 Stock Option and Incentive Plan (the “2020 Plan”). Since the Proxy Statement was first made available to shareholders in early November 2019, there has been a significant reduction in the number of outstanding awards under the 2019 Equity Incentive Plan the (“2019 Plan”) and the 2017 Equity Incentive Plan (the “2017 Plan”), which increased the number of shares available for awards we can grant under those plans in the future. As of November 30, 2019, there were stock options to acquire 4,711,016 shares of common stock outstanding under our equity compensation plans compared to 6,343,406 at September 30, 2019. To provide more information on the effect of this change, we are updating as of November 30, 2019, the disclosure beginning on page 9 of the Proxy Statement under the caption “Factors Considered in Setting Size of Requested Share Reserve,” with the information presented below.

Factors Considered in Setting Size of Requested Share Reserve

In setting the proposed number of shares reserved and issuable under the 2020 Plan, the Board considered a number of factors, including the following:

The Company’s three-year average burn rate. The Company’s three-year average “burn rate” was approximately 49.3% for fiscal years ending October 31, 2016 through 2018. “Burn rate” is defined as the total number of shares subject to awards granted to participants in a single year expressed as a percent of the Company’s basic weighted average common shares outstanding for that year. The Company converted its fiscal year to a calendar year effective December 31, 2018. For calendar year 2018 the “burn rate” was approximately 15.3%.

Estimated duration of shares available for issuance under the 2020 Plan. Based on the 3,000,000 shares to be reserved under the 2020 Plan, an estimated carryover of 2,315,218 unused shares from our existing equity incentive plans, the Company’s three-year average burn rate as described above, burn rate for calendar year 2018, and other considerations it is expected that the requested share reserve will be sufficient to accommodate awards up to the Company’s annual meeting of stockholder to be held in 2022.

Dilution Analysis. As of November 30, 2019, our capital structure consisted of 26,993,755 shares of common stock outstanding and 2,315,218 shares of common stock remaining available for grant of awards under the 2019 Plan and 2017 Plan. As proposed, an additional 3,000,000 shares of common stock will be available for issuance pursuant to awards under the 2020 Plan. The table below shows our potential dilution (referred to as “overhang”) based on our fully diluted shares of common stock, the authorization of 3,000,000 shares of common stock for awards under the 2020 Plan, and 2,315,218 shares that remain available for awards under the 2019 Plan and 2017 Plan. The 5,315,218 shares of common stock available under the 2020 Plan and existing equity incentive plans represent approximately 14.2% of fully diluted shares of common stock. The Board believes that this number of shares of common stock under the 2020 Plan and existing equity incentive plans will enable the Company to continue granting equity awards, which are important components of the Company’s equity compensation program.

Based solely on the closing price of our common stock as reported by the Nasdaq Capital Market on November 30, 2019, and the maximum number of shares that would have been available for awards as of such date under the 2020 Plan, the maximum aggregate market value of the common stock that could potentially be issued under the 2020 Plan is approximately $9.72 million.

Stock Options Outstanding as of November 30, 2019 (1)	4,711,016
Weighted Average Exercise Price of Stock Options Outstanding as of November 30, 2019	$14.97
Weighted Average Remaining Term of Stock Options Outstanding as of November 30, 2019	7.69 years
Outstanding Full Value Awards as of November 30, 2019 (2)	1,911,620
Total Equity Awards Outstanding as of November 30, 2019	6,622,636
Shares Available for Grant under the Existing Equity Incentive Plans	2,315,288
New Shares Available under the 2020 Plan	3,000,000
Total Shares Available for Awards under the 2020 Plan and Existing Equity Incentive Plans	5,315,288
Total Potential Overhang under the under the 2020 Plan and Existing Equity Incentive Plans	11,937,924
Shares of Common Stock Outstanding as of November 30, 2019	26,993,755
Fully Diluted Shares of Common Stock (3)	37,458,167
Potential Dilution of 5,315,288 shares as a Percentage of Fully Diluted Shares of Common Stock	14.2%

(1) Includes (i) 1,029,494 stock options granted under the 2019 Equity Incentive Plan, for which all underlying shares could again become available for issuance under that plan, (ii) 3,524,076 stock options granted under the 2017 Equity Incentive Plan, for which all underlying shares could again become available for issuance under that plan (iii) 2,083 stock options granted under the 2016 Equity Incentive Plan; and (iv) 155,363 share awards granted under plans that predate the foregoing plans.

(2) Includes the number of shares subject to the following outstanding awards: time-based restricted share awards – 1,473,512 shares; and, time-based restricted share unit awards – 438,108 shares.

(3) The “Fully Diluted Shares of Common Stock” in the foregoing table consists of the “Shares of Common Stock Outstanding as of November 30, 2019” plus the “Total Potential Overhang under the 2020 Plan and Existing Equity Incentive Plans” described in the foregoing table, minus all outstanding restricted share awards that are already included in the number of “Shares of Common Stock Outstanding as of November 30, 2019.”

The Board believes the granting of equity awards as a component of executive compensation allows us to align the interests of officers and other employees who are selected to receive awards with those of our stockholders. The 2020 Plan is designed to enable us to formulate and implement a compensation program that will attract, motivate and retain officers and other employees who we expect will contribute to our success. The Board believes that awards granted pursuant to the 2020 Plan are a vital component of our compensation program and, accordingly, that it is important that an appropriate number of shares of common stock be authorized for issuance under the 2020 Plan.

Update on the Vote Required to Approve Proposal No. 4 - Approval of the Company’s 2020 Stock Option and Incentive Plan

We are modifying the description of the vote required to approve Proposal 4: Approval of the 2020 Stock Option and Incentive Plan to correct an error with respect to the effect of abstentions. The description of the vote required to approve Proposal 4 on page 3 of the Proxy Statement in the paragraph entitled “Proposal 4: Approval of the 2020 Stock Option and Incentive Plan” and on page 14 of the Proxy Statement under the caption “Vote Required” are modified to provide as follows:

Pursuant to the Company’s bylaws approval of the 2020 Plan is determined by a majority of the votes cast affirmatively or negatively. Accordingly, abstentions will have no effect on the outcome of the vote. Brokerage firms do not have authority to vote customers’ unvoted shares held in street name on the matter of approval of the 2020 Plan. As a result, any shares not voted by a beneficial owner will be treated as a broker non-vote and will have no effect on the results of the vote on the 2020 Plan.